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                                                                EXHIBIT 99(A)(7)

(ERNST & YOUNG LOGO)
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TDC

                                                                      APPENDIX 3

TDC'S STOCK OPTION PROGRAM - TAX IMPLICATIONS OF A CHANGE OF CONTROL IN 2006

A number of Danish executive officers in the TDC Group have been granted stock options under TDC's stock option program in the period 1998-2005. This memo provides brief and general information about the most significant tax implications for the employees in relation to the options. The memo addresses employees who are domiciled for tax purposes in Denmark from the date of grant and until the day they sell the shares. The memo does not address members of the Supervisory Board or non-Danish employees.

In connection with the takeover bid for TDC, TDC has decided to offer their employees the opportunity to extraordinarily exercise their options so as to allow them to accept the takeover bid on an equal footing with other stockholders. During their meeting on December 13,2005, the National Tax Assessment Council gave the binding ruling that the extraordinary exercise will not result in any tax implications for the employees concerned.

The offer to the employees regarding an extraordinary exercise and the employees' possible acceptance of the takeover bid are conditional upon the takeover bid for TDC being effected (change of control). Since change a shift, if any, is not expected until in 2006, the exercise of the options and the sale of the stocks are not considered to take place with tax effect until in 2006. The tax implications for the employees will thus not show until in 2006.

The employees' tax position depends on:

   - Whether the options are exercised according to the provisions in section 28 of the Danish Tax Assessment Act (taxation of earned income)

   - Whether an agreement has been made to use section 7 H of the Danish Tax Assessment Act (taxation of capital gains).

   -  Whether the options are cash settlement.
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(ERNST & YOUNG LOGO)                                                           2
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TAXATION OF EARNED INCOME (SECTION 28)

Basically, the employees become subject to tax when they exercise the options according to the same tax rate as apply to the taxation of earned income, i.e. by up to 63% in an average municipality, cf. section 28 of the Danish Tax Assessment Act.

The taxable gain is made up as the difference between the value of the stocks (expected DKK 382 per share) and the cost paid on the exercise of the option. If, for instance, the exercise price is DKK 250 per option, the gain per share will be DKK 132, and the 63% tax will amount to DKK 83.

TAXATION OF CAPITAL GAINS (SECTION 7 H)

TDC has offered their employees to be subject to tax according to section 7 H of the Danish Tax Assessment Act, meaning that when the employees sell their shares, the resulting gain will be taxed according to the rules on taxation of equity income, i.e. at a rate of up to 43%.

As appears from the new Danish Capital Gains Tax Act recently adopted by the Danish parliament during the third hearing on December 16,2005, this tax rate also applies on the sale of stocks having been owned for less than three years. The Act applies to stocks sold on or after January 1, 2006. Even if the conditional exercise of the options and the conditional sale of the stocks take place in 2005, the options are considered exercised and the shares sold on the change of control (2006).

The taxable gain is made up as the difference between the value of the stocks (expected DKK 382 per share) and the cost paid on the exercise of the option. When malung up the taxable gain, commission on the sale of the stocks and any other trading expenses can be deducted. If, for instance, the exercise price is DKK 250 per option, the gain per share will be DKK 132, and the 43% tax will amount to DKK 57.

However, the tax only accounts for 28% of the part of the year's equity income that does not exceed DKK 44,300 (twice as much for spouses). Equity income includes dividends and capital gains.



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                                      TDC
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(ERNST & YOUNG LOGO)                                                           3
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It is a condition for applying section 7 H that the employee has signed an agreement with TDC to this effect every time options are granted. In the 2005 stock option agreement, the section 7 H agreement was made an integral part of the option agreement. As for the 2004 stock option agreement, the section 7 H agreement had to be made by January 20,2005, which most of the employees did. As for the stock option agreements for 1998-2003, it is still - and until the date of exercise - possible to sign a section 7 H agreement. In that case, the employees concerned must sign the section 7 H agreement in connection with the agreement on the conditional exercise of the options.

CASH SETTLEMENT

The exercise price of some options is higher than the offer price, which makes it unattractive for the employee to exercise the options (the options are under water). In such cases TDC has made the offer to the employee concerned that s/he can purchase the options (cash settlement), provided that the employee exercises all options that are in the money.

The employee is subject to tax on the amount received at the rate applicable to earned income, i.e. by up to 63%.

TAX IMPLICATIONS IF THE CHANGE OF CONTROL IS NOT EFFECTED

If the takeover bid for TDC is not effected, the stock option program will continue unchanged.

The offer regarding extraordinary exercise, the actual exercise of the options and the sale of the stocks as well as the undertaking to purchase the options (cash settlement) are not considered having taken place, as the most important condition for these transactions (the change of control) has not been met.

From a tax perspective, the exercise of the options is considered not having taken place. The stock option agreements are therefore continued unchanged.

PAYMENT OF TAX

TDC reports the equity income to the tax authorities, but does not withhold withholding tax on the exercise of the options or the sale of the stocks - irrespective of whether the exercise takes place according to section 28 or to section 7 H of the Danish Tax Assessment Act. This implies that the pay earner must pay the entire tax charge her/himself.



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                                      TDC
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(ERNST & YOUNG LOGO)                                                           4
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The individual employee should, in her/his own best interests, make sure to pay the tax before the end of 2006 to avoid residual tax and the relating residual tax charge.

In case of cash settlement, TDC will withhold withholding tax and report to the tax authorities in the same way as applies to the payment of ordinary wages and salaries.

HOTLINE

Any questions regarding the tax treatment of the options can be directed to Ernst & Young at the following dates:

Monday, December 19, at 1:00-3:00 pm
Tuesday, December 20, at 1:00-3:00 pm and 4:00-6:00 pm
Tuesday, December 27, at 1:00-3:00 pm
Monday, January 2, at 1:00-3:00 pm and 4:00-6:00 pm
Tuesday, January 3, at 9:00 am - noon (the deadline for exercise is January 3, 2006 at noon).

Phone: +45 35 87 29 00.

The following contacts will answer any phone calls:
Henrik Louv
Claus Hoegh-Jensen
Jacob Ostergaard
Dorte Vestergaard
Anette Horn, secretary

If the lines are busy, please feel free to send an e-mail to claus.h.jensen@dk.ey.com, indicating your phone number and office hours, and we will contact you as soon as possible thereafter.

Copenhagen, December 16, 2005


TAX DEPARTMENT
ERNST & YOUNG
Statsautoriseret Revisionsaktieselskab


/s/ Henrik Louv                        /s/ Claus Hoegh-Jensen
Henrik Louv                            Claus Hoegh-Jensen



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                                      TDC
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(ERNST & YOUNG LOGO)                                                           5
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EXAMPLES

An employee has 1,000 exercisable options. The exercise price is DKK 250 per option. The share is sold for DKK 382 immediately after exercise.

SECTION 28 OF THE DANISH Tax ASSESSMENT ACT

The gain on exercise is taxed as earned income.

Total market value on exercise                  1,000 x 382            382,000
Total exercise price                            1,000 x 250            250,000
                                                                   -----------
Taxable gain (non-salary income)                1,000 x 132            132,000
Tax, 63%                                      63% x 132,000             83,160
                                                                   -----------
Net gain                                     132,000-83,160             48,840

Gain on the sale of the stocks             1,000 x (382-382)                 0

SECTION 7 H OF THE DANISH Tax ASSESSMENT ACT

The gain is taxed as equity income.

The fact that the first part of the year's equity income is taxed at a rate of 28% only is disregarded (the threshold is DKK 44,300 for single persons and twice as much for spouses).

Total market value on exercise                  1,000 x 382            382,000
Total exercise price                            1,000 x 250            250,000
                                                                   -----------
Taxable gain (non-salary income)                1,000 x 132            132,000
Tax,43%                                       43% x 132,000             56,760
                                                                   -----------
Net gain                                     132,000-83,160             75,240

CASH SETTLEMENT

The amount paid out is taxed as earned income.

An employee has 1,000 options with an exercise price exceeding DKK 382. On the basis of a Black-Scholes computation of the value of the options, TDC has offered a cash price of DKK 49.56 per option.

Cash settlement                               1,000 x 49.56             49,560
Tax                                            63% x 49,560             31,223
                                                                   -----------
Net gain                                      49,560-31,223             18,337



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                                      TDC